UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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MICROMUSE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROMUSE INC.

650 Townsend Street, Suite 475

San Francisco, CA 94103

February 1, 2006

Dear Micromuse Stockholder:

I am writing to you regarding the special meeting of stockholders being held for the purpose of approving the proposed sale of our company to IBM. Our board of directors continues to unanimously recommend that you vote “FOR” approval of the proposal to adopt the merger agreement at the special meeting and to vote “FOR” all other proposals submitted to the stockholders for approval at the special meeting.

On or about January 13, 2006 we mailed to you a proxy statement that contains a detailed description of the proposed merger and other information. The attached supplement contains additional information and we urge you to read it and the original proxy statement carefully as they contain information which may be important for you to consider in connection with the merger and the special meeting. Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Micromuse’s common stock is required to adopt the merger agreement.

To vote your shares, if you have not yet done so, you may use the proxy card previously provided to you or attend the special meeting in person. On behalf of the board of directors, I urge you to sign, date and return the proxy card previously provided to you, or vote via the Internet or by telephone, or follow the instructions for voting provided by your broker or bank, as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. I look forward to seeing you at the special meeting.

Sincerely,

Lloyd A. Carney

Chairman of the Board and Chief Executive Officer

This proxy statement supplement is dated February 1, 2006, and is first being mailed to stockholders of Micromuse on or about February 3, 2006.

MICROMUSE INC.

650 Townsend Street, Suite 475

San Francisco, CA 94103

SPECIAL MEETING OF STOCKHOLDERS

to be held on February 13, 2006

SUPPLEMENT DATED FEBRUARY 1, 2006

TO PROXY STATEMENT DATED JANUARY 9, 2006

GENERAL INFORMATION

This supplement is being mailed to the stockholders of Micromuse Inc. entitled to vote at the special meeting of stockholders being held for the purposes set forth in the notice of special meeting and accompanying proxy statement first mailed to stockholders on or about January 13, 2006. All holders of record of Micromuse common stock on the close of business of December 30, 2005, the record date, are entitled to vote at the special meeting and any adjournment or postponement thereof. This supplement is being mailed to stockholders on or about February 3, 2006.

RECENT DEVELOPMENTS

As set forth in the proxy statement on page 38, on December 21, 2005 and December 22, 2005, Micromuse and the members of our board of directors were named as defendants in two purported stockholder class action complaints filed in the Superior Court of the State of California, County of San Francisco. The Company, the members of our board and plaintiffs stipulated to consolidate the two purported class action complaints, and have deemed the December 21, 2005 complaint, captioned Golovchenko v. Carney, et al., No. CGC-05-447906, to be the operative complaint.

Among other things, the complaint alleges that the proxy statement is materially false and misleading in that it fails to disclose material information required to determine whether to vote in favor of the merger, including the true value and expected increased future value of Micromuse and its assets.

Micromuse and the members of its board of directors have entered into a memorandum of understanding with the plaintiffs regarding settlement of the consolidated litigation. In connection with the settlement, we have agreed to make certain additional disclosures to our stockholders which are included in this proxy statement supplement and to pay fees and expenses to counsel for plaintiffs of $300,000, subject to court approval. Subject to the completion of certain confirmatory diligence by counsel to the plaintiffs, the memorandum of understanding contemplates that we will enter into a settlement agreement, which would then be subject to customary conditions including court approval.

We and the members of our board of directors deny all liability with respect to the facts and claims alleged in the complaint and believe that all of the plaintiffs’ claims are without merit,

including their claims that the proxy statement as originally mailed fails to disclose or only partially discloses certain purportedly material information. Nevertheless, as part of the settlement, to avoid the risk of delaying or otherwise jeopardizing the acquisition and to avoid the expense and burden of litigation, we have agreed to make this additional information included in this proxy statement supplement available to our stockholders.

ADDITIONAL DISCLOSURES

1.	Contacts with other parties. As disclosed on pages 25-28 of Micromuse’s proxy statement dated January 9, 2006, at the direction of Micromuse’s board of directors, representatives of Credit Suisse First Boston initiated contact and engaged in discussions with certain third parties with potential interest in an expanded strategic relationship with Micromuse. Based on these contacts, Micromuse entered into confidentiality agreements with two parties (other than IBM), and beginning in September 2005, provided access to due diligence materials to these parties and had a series of due diligence meetings with representatives of these parties. At the direction of Micromuse’s board of directors, representatives of Credit Suisse First Boston also contacted four other parties to discuss an expanded strategic relationship with Micromuse. Micromuse itself also contacted one other party. Discussions with parties other than IBM did not result in an offer to acquire Micromuse.

2.	Treatment of options of officers and non-employee board members. As disclosed on page 35 of Micromuse’s proxy statement dated January 9, 2006, as an incentive to certain officers of Micromuse following the acquisition, IBM has offered to accelerate options of these officers. The terms of this offer were disclosed to the members of Micromuse’s board of directors prior to their approval of the merger agreement. By their terms, unvested options of the members of Micromuse’s board of directors vest immediately upon a change in control, unless the members are offered substitute options. Although the merger represents a change in control for purposes of the existing options, IBM has not offered substitute options to Micromuse’s non-employee board members.

3.	Conduct of negotiations. As disclosed on pages 26-27 of Micromuse’s proxy statement dated January 9, 2006, the Micromuse board of directors received regular updates on the status of negotiations with IBM and authorized Mr. Lloyd Carney, Micromuse’s Chief Executive Officer, Mr. Ian Halifax, Micromuse’s Chief Financial Officer, and Ms. Nell O’Donnell, Micromuse’s General Counsel to act as the primary negotiators of the merger on behalf of Micromuse. Non-employee members of Micromuse’s board of directors had contacts with IBM’s financial advisor, Deutsche Bank, but did not participate directly in the negotiations. Micromuse’s board of directors was first informed on December 7, 2005 that IBM would negotiate employment agreements with certain officers of Micromuse. Those Micromuse officers were represented by separate counsel from Micromuse’s merger-related counsel. The Micromuse board held additional meetings on December 19, 2005 and December 20, 2005 to review the progress of the negotiations of the merger and the employment agreements before approving the merger and merger agreement on December 20, 2005.

4.	Opinions of Micromuse’s Financial Advisors. As disclosed on pages 29-34 of Micromuse’s proxy statement dated January 9, 2006, Micromuse retained Credit Suisse First Boston to act as its exclusive financial advisor in connection with the proposed merger. Credit Suisse First Boston will receive a fee, which is contingent on the consummation of the merger, of approximately $10.4 million for its services. Credit Suisse First Boston has been paid a fee of $1 million for rendering its opinion, which fee will be credited against the transaction fee described above if the merger is consummated. Credit Suisse First Boston has advised Micromuse in connection with prior transactions, including Micromuse’s initial public offering and significant acquisitions by Micromuse in 2002 and 2004-2005. Prior to retaining Credit Suisse First Boston, Micromuse had engaged SVB Alliant to provide management and the board with an independent analysis and observations regarding a potential valuation of Micromuse. SVB Alliant’s valuation of the shares of Micromuse was completed prior to improvements in Micromuse’s financial performance and indicated a per share value substantially below the $10 per share offered by IBM.

5.	Selected Acquisitions Analysis. As disclosed on pages 32 and 33 of Micromuse’s proxy statement dated January 9, 2006, Credit Suisse First Boston reviewed several financial metrics from 31 selected precedent transactions in the software industry since 2000. The highest and lowest aggregate values (defined as equity value less cash plus total debt) of these transactions were, respectively, approximately $1.575 billion and $7.5 million.

6.	Management Estimates For Discounted Cash Flow Analysis. As disclosed on page 34 of Micromuse’s proxy statement dated January 9, 2006, Credit Suisse First Boston calculated the estimated present value of the standalone, unlevered, after-tax free cash flows that Micromuse could generate over calendar years 2006 through 2010, based on internal estimates prepared by Micromuse management. These estimates were developed by Micromuse’s senior management based, among other things, on their assumptions for industry performance, general business, economic, market and financial conditions, revenues, gross profits and operating expenses. These estimates constitute forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with fluctuations in quarterly results, product introductions, competition, rapid technological change, reliance on distribution channels, changes in demand and other factors. These estimates were not prepared for public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. These estimates were, in general, prepared for internal use and management decision-making purposes, are subjective in many respects and are thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Projected and estimated information of this type is based on assumptions and estimates that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Micromuse and its management. Many of the assumptions upon which these estimates were based are dependent upon economic forecasting (both general and specific to Micromuse’s business), which is inherently uncertain and subjective. These estimates should not be considered an accurate prediction of future events.

REVOKING OR CHANGING YOUR VOTE

Shares Registered in Your Name: Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

•	You may deliver to the Secretary of Micromuse at or before the taking of the vote at the special meeting a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

•	You may duly complete, execute and deliver to the Secretary of Micromuse at or before the taking of the vote at the special meeting a later-dated new proxy card for the same shares. If you submitted the proxy you are seeking to revoke over the Internet or telephonically, you may submit this later-dated new proxy using the same method of transmission (Internet or telephonic) as the proxy being revoked provided the new proxy is received by 11:59 p.m. Eastern Standard Time on February 12, 2006.

•	You may attend the special meeting and vote in person (although attendance at the special meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Micromuse Inc. at 650 Townsend Street, Suite 475, San Francisco, California 94103, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

Shares Held in Street Name: If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

The Board of Directors continues to unanimously recommend that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional votes, and “FOR” all other proposals submitted to the stockholders for approval at the special meeting.

ADDITIONAL INFORMATION

If you would like additional copies, without charge, of this proxy statement supplement or of the original proxy statement, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Micromuse Inc.

Attn: Ian Halifax, Micromuse Investor Relations

650 Townsend Street, Suite 475

San Francisco, CA 94103

Telephone: (415) 568-9909

Mellon Investor Services LLC

44 Wall Street, 7th floor

New York, NY 10005

Attn: Ron Schneider, Senior Manager

Telephone: (917) 320-6252

Toll Free: (800) 526-0801

Neither the Securities and Exchange Commission, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

REMEMBER:

You may be able to vote by telephone, or via the Internet. Please follow the easy instructions on the proxy card previously provided to you. If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Mellon Investor Services LLC, TOLL FREE, at (800) 526-0801.